Exhibit 10.1

CONVERTIBLE NOTE EXCHANGE AGREEMENT

This Convertible Note Exchange Agreement (this “Agreement”) is entered into as of November 1, 2024, by and among PROJECT NICKEL LLC, a Delaware limited liability company (“Lender”), and MGT CAPITAL INVESTMENTS, INC., a Delaware corporation (“Borrower”). Capitalized terms used in this Agreement without definition shall have the meanings given to them in the Note (as defined below).

Whereas, Borrower previously issued to Lender an Original Issue Discount Secured Convertible Promissory Note, dated December 19, 2023, in the principal amount of $1,588,840 (the “Note”);

Whereas, both parties agree that as a result of partial conversions, the principal amount of the Convertible Note was $1,401,039 on May 31, 2024;

Whereas, both parties agree that as a result of the Lender’s delinquency in SEC financial reporting, the Borrower is entitled to receive upon demand the Mandatory Default Amount, plus interest, in the amount of $1,620,240 (the “New Principal”);

Whereas, the parties agree to an exchange of the Note as set forth herein (the “Exchange”); and,

Whereas, Lender has agreed, subject to the terms, amendments, conditions and understandings expressed in this Agreement, to grant the Exchange.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Recitals. Each of the parties hereto acknowledges and agrees that the recitals set forth above in this Agreement are true and accurate and are hereby incorporated into and made a part of this Agreement.

2. Exchange. The parties hereby agree to an exchange of the Note for: (a) the New Note, as defined below, having a principal amount equal to the New Principal; and (b) 750 million duly-authorized non-assessable unregistered shares of Borrower’s Common Stock.

3. New Note. A copy of the Secured Exchange Note is attached as Exhibit A.

4. Representations and Warranties. In order to induce Lender to enter this Agreement, Borrower, for itself, and for its affiliates, successors and assigns, hereby acknowledges, represents, warrants and agrees as follows:

(a) Borrower has full power and authority to enter into this Agreement and to incur and perform all obligations and covenants contained herein, all of which have been duly authorized by all proper and necessary action. No consent, approval, filing or registration with or notice to any governmental authority is required as a condition to the validity of this Agreement or the performance of any of the obligations of Borrower hereunder.

(b) There is no fact known to Borrower or which should be known to Borrower which Borrower has not disclosed to Lender on or prior to the date of this Agreement which would or could materially and adversely affect the understanding of Lender expressed in this Agreement or any representation, warranty, or recital contained in this Agreement.

(c) Except as expressly set forth in this Agreement, Borrower acknowledges and agrees that neither the execution and delivery of this Agreement nor any of the terms, provisions, covenants, or agreements contained in this Agreement shall in any manner release, impair, lessen, modify, waive, or otherwise affect the liability and obligations of Borrower under the terms of the Transaction Documents.

(d) Borrower has no defenses, affirmative or otherwise, rights of setoff, rights of recoupment, claims, counterclaims, actions or causes of action of any kind or nature whatsoever against Lender, directly or indirectly, arising out of, based upon, or in any manner connected with, the transactions contemplated hereby, whether known or unknown, which occurred, existed, was taken, permitted, or begun prior to the execution of this Agreement and occurred, existed, was taken, permitted or begun in accordance with, pursuant to, or by virtue of any of the terms or conditions of the Transaction Documents. To the extent any such defenses, affirmative or otherwise, rights of setoff, rights of recoupment, claims, counterclaims, actions or causes of action exist or existed, such defenses, rights, claims, counterclaims, actions and causes of action are hereby waived, discharged and released. Borrower hereby acknowledges and agrees that the execution of this Agreement by Lender shall not constitute an acknowledgment of or admission by Lender of the existence of any claims or of liability for any matter or precedent upon which any claim or liability may be asserted.

5. Certain Acknowledgments. Each of the parties acknowledges and agrees that no property or cash consideration of any kind whatsoever has been or shall be given by Lender to Borrower in connection with the Exchange. The parties intend that this Agreement will qualify for tacking of the holding period of the New Note and Common Stock pursuant to Rule 144(d) under the Securities Act of 1933, and each party agrees not to take a position to the contrary.

6. Exchange. The Lender shall surrender the Note to the Borrower, and the Borrower will in turn issue the New Note to the Lender pursuant to this Agreement. Any reference to the Note after the date of this Agreement is deemed to be a reference to the New Note as exchanged by this Agreement. If there is a conflict between the terms of this Agreement and the Note or New Note, the terms of this Agreement shall control. No forbearance or waiver may be implied by this Agreement. Except as expressly set forth herein, the execution, delivery, and performance of this Agreement shall not operate as a waiver of, or as an amendment to, any right, power, or remedy of Lender under the Note, as in effect prior to the date hereof. For the avoidance of doubt, this Agreement shall be subject to the governing law, venue, and exclusive jurisdiction provisions, as set forth in the Note.

7. No Reliance. Borrower acknowledges and agrees that neither Lender nor any of its officers, directors, members, managers, equity holders, representatives or agents has made any representations or warranties to Borrower or any of its agents, representatives, officers, directors, or employees except as expressly set forth in this Agreement and the Transaction Documents and, in making its decision to enter into the transactions contemplated by this Agreement, Borrower is not relying on any representation, warranty, covenant or promise of Lender or its officers, directors, members, managers, equity holders, agents or representatives other than as set forth in this Agreement.

8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. The parties hereto confirm that any electronic copy of another party’s executed counterpart of this Agreement (or such party’s signature page thereof) will be deemed to be an executed original thereof.

9. Further Assurances. Each party shall do and perform or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

[Remainder of page intentionally left blank; Signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

LENDER:

PROJECT NICKEL, LLC

By:	/s/ Grady Kittrell
Name:	Grady Kittrell
Title:	Manager

BORROWER:

MGT Capital Investments, Inc.

By:	/s/ Paul Taylor
Name:	Paul Taylor
Title:	Interim President and Chief Executive Officer

[Signature Page to Convertible Note Exchange Agreement]

Exhibit A

New Note

[Attached]